As filed with the Securities and Exchange Commission on June 2, 2003                                      Registration No. 333-71052

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-3 TO FORM S-1
REGISTRATION STATEMENT
Under the Securities Act of 1933

SAXON CAPITAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	54-2036376
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

4860 Cox Road, Suite 300
Glen Allen, Virginia 23060
(804) 967-7400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael L. Sawyer
Chief Executive Officer
Saxon Capital, Inc.
4860 Cox Road, Suite 300
Glen Allen, Virginia 23060
(804) 967-7400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

The Commission is requested to send copies of all communications to:
Jennifer R. Evans, Esq.
Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
(312) 609-7500

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        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

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The registration fees were paid at the time of the original filing of this Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 2, 2003

PROSPECTUS

7,466,945 Shares

SAXON CAPITAL, INC.

Common Stock

_________________

        This prospectus offers for resale up to 7,466,945 shares of our common stock, including common stock to be issued upon exercise of certain options and warrants that we have previously issued as well as market sales that may occur on an ongoing basis. These shares may be offered and sold from time to time by the selling stockholders listed on page 12 of this prospectus. This prospectus is part of a registration statement that covered up to 32,463,100 shares of our common stock registered for resale, a portion of which have already been sold.

        The selling stockholders are selling all of the shares of common stock offered in this prospectus. We will not receive any of the proceeds from the sale of these shares.

        Certain of the selling stockholders may be deemed underwriters within the meaning of the Securities Act of 1933 in connection with this offering.

        Investing in our common stock involves significant risks. You should read the “Risk Factors” section beginning on page 3 before investing.

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        Our common stock is listed on the Nasdaq National Market under the symbol “SAXN.” On May 30, 2003, the last reported sale price of our common stock was $17.05 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June [ ], 2003.

ABOUT THIS PROSPECTUS

        You may rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

        To understand this offering fully, you should read this entire document carefully, including, in particular, the “Risk Factors” section as well as the documents identified in the section entitled “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus about our business. It may not contain all of the information you consider important. Therefore, you should read the entire prospectus, including the “Risk Factors” section, and the documents we incorporate by reference into this prospectus before making a decision to invest in our common stock.

        This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to 7,466,945 shares of our common stock, including common stock to be issued upon exercise of certain options and warrants. We issued these shares, options and warrants in connection with a private offering in July 2001 that involved our sale of 28,050,100 shares of common stock to capitalize the company. We have registered the shares of common stock, options, and warrants to enable the selling stockholders to resell the shares in the public market from time to time or on a delayed basis. We have agreed to maintain an effective registration statement covering these shares until the earlier of January 15, 2004 or the date all of the shares covered by this prospectus are sold.

Our Company

        We are a Delaware corporation organized on April 23, 2001 for the purpose of acquiring the business of our predecessor. Our original name was Saxon Capital Acquisition Corp., and we changed our name to Saxon Capital, Inc. on October 5, 2001. We acquired all of the issued and outstanding capital stock of SCI Services, Inc., a Virginia corporation from Dominion Capital, Inc., a wholly owned subsidiary of Dominion Resources, Inc. on July 6, 2001. Most of our executive management team were officers of SCI Services, Inc. before the transaction. We maintain our principal executive offices at 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, and our telephone number is (804) 967-7400. Our common stock is listed on the Nasdaq National Market under the symbol “SAXN.”

        Our business is conducted through our operating subsidiaries. We conduct mortgage loan originations, purchases, secondary marketing, master servicing, and other administrative functions at Saxon Mortgage, Inc., and retail loan origination activity at America’s MoneyLine, Inc. We conduct mortgage loan servicing at Saxon Mortgage Services, Inc.

        We originate, purchase, securitize, and service primarily non-conforming residential mortgage loans derived through three separate production channels: wholesale, retail, and correspondent. These loans are secured primarily by first mortgages.

        Our borrowers typically have:

  limited credit histories,
  high levels of consumer debt, or
  experienced credit difficulties in the past.

        Mortgage loans to these borrowers are generally classified as “sub-prime”. We originate and purchase loans on the basis of the borrower’s ability to repay the mortgage loan, historical pattern of debt repayment, and the amount of equity in the borrower’s property (as measured by the borrower’s loan-to-value ratio, or LTV). We determine the interest rate and maximum loan amount based on our underwriting and risk-based pricing matrices. We have been originating and purchasing sub-prime mortgage loans since 1995, and believe the proprietary data that we have accumulated since that time is key to our ability to analyze the characteristics that drive loan performance. For the year ended December 31, 2002, we originated, purchased or called approximately $2.5 billion of residential mortgage loans.

    Wholesale.    At Saxon Mortgage, our wholesale channel originates or purchases loans through its network of approximately 4,000 independent brokers throughout the country. These brokers rely on our centralized processing teams who, we believe, provide them with superior and consistent customer service.

     Retail    At America’s MoneyLine, our retail channel originates mortgage loans directly to borrowers through its retail branch network of 22 locations, and also uses direct mail and the Internet to originate loans.

    Correspondent.    Our correspondent channel purchases mortgage loans from approximately 400 correspondent lenders following a complete re-underwriting of each mortgage loan.

    Securitization.    We intend to continue accessing the asset-backed securitization market to provide long-term financing for a majority of our mortgage loans. We generate earnings and cash flows primarily from the net interest income and fees that we earn from the mortgage loans we originate and purchase. We finance the loans initially using short-term financing under one of several different secured and committed warehouse financing facilities. We later pool the loans and fund them by issuing asset-backed securities through securitization trusts. We securitized approximately $2.2 billion of residential mortgage loans during 2002. Since May 1996, we have securitized approximately $13.2 billion in mortgage loans. Since July 6, 2001, we have structured our securitizations as financing transactions. Accordingly, following a securitization:

  the mortgage loans we originate or purchase remain on our consolidated balance sheet, the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans, and we record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, instead of recognizing a gain or loss upon completion of the securitization.

    Servicing.    Once we originate or purchase a mortgage loan, Saxon Mortgage Services begins the process of performing the administrative services for the loan. These activities are called “servicing.” Saxon Mortgage Services seeks to ensure that the loan is repaid in accordance with its terms. The inherent risk of delinquency and loss associated with sub-prime loans requires active communication with our borrowers.

RISK FACTORS

        You should carefully consider the risks described below. If any of the following risks actually occurs, our business, financial condition, liquidity and results of operations could suffer. You should also refer to the information incorporated by reference in this prospectus, including our consolidated financial notes and the related notes and management’s discussion of our financial results.

If we do not successfully implement our growth strategy, our financial performance could be harmed.

        We have experienced rapid growth that has placed, and will continue to place, certain pressures on our infrastructure. To maintain this level of growth, we may require additional capital and other resources beyond what we currently have. We cannot assure you that we will be able to: (1) meet our capital needs, (2) expand our systems effectively; (3) optimally allocate our human resources; (4) identify and hire qualified employees; (5) satisfactorily perform our production, servicing and securitization functions; or (6) effectively incorporate the components of any businesses that we may acquire in our effort to achieve growth. Our failure to manage this growth effectively could significantly harm our results of operations, financial condition, and business prospects.

A prolonged economic slowdown or a lengthy or severe recession could harm our operations.

        The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. We make a substantial number of loans to credit-impaired borrowers and rates of delinquencies, foreclosures, and losses on these loans could be higher during economic slowdowns. In addition, declining real estate values reduce the ability for borrowers to use home equity to support borrowings because they negatively affect loan-to-value ratios of the home equity collateral. Any sustained period of increased delinquencies, foreclosures, or losses could adversely affect our ability to originate, purchase, and securitize loans, which could significantly harm our cash flow, results of operations, financial condition and business prospects.

        We cannot be certain that we will continue to generate positive cash flows from our operations, as this can be impacted by several issues, including a prolonged economic slowdown, recession, fluctuations in interest rates, and management’s short-term and long-term strategic planning.

We are subject to liquidity risks because we are dependent on financing facilities and securitizations.

        Our ability to fund current operations and accumulate loans for securitization depends to a large extent upon our ability to secure short-term financing on acceptable terms. The availability of these financing sources depends to some extent on factors outside of our control, including bank regulatory capital treatment for unfunded lines of credit they have extended and the availability of bank liquidity in general. During volatile times in the capital markets, access to warehouse financing has been severely constricted. If we are unable to extend or replace any of these facilities, we will have to curtail our loan production activities and/or sell a substantial portion of our loan production, which would have a material adverse effect on our business, financial condition, liquidity, and results of operations.

        We rely, and we expect to continue to rely, upon our ability to securitize our mortgage loans to generate cash for repayment of short-term credit and warehouse facilities, and to finance mortgage loans for the remainder of each mortgage loan’s life. We cannot assure you, however, that we will continue to be successful in securitizing mortgage loans that we accumulate. Our ability to complete securitizations of our loans at favorable prices or at all will depend on a number of factors, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the availability of credit enhancement on acceptable economic terms or at all, and the performance of our portfolio of securitized loans.

        If it is not possible or economical for us to complete a securitization at optimal points in time, we may exceed our capacity under our warehouse financing. This could require us to sell the accumulated loans at a time when the market value of the loans is low, and potentially to incur a loss on the sale transaction. If we cannot generate sufficient liquidity upon any such sale, we will be unable to continue our operations, grow our loan portfolio, and maintain our hedging policy.

We face additional risks by securitizing our loans.

        The use of securitizations with overcollateralization requirements may have a negative impact on our cash flow.

        Our securitization trusts generally provide that, if certain delinquencies and/or losses exceed certain levels (which vary among the securitization trusts), as established by the applicable rating agencies (or the financial guaranty insurer, if applicable), the required level of overcollateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed such levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive excess cash flow from a securitization transaction. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties, the actual terms of such delinquency tests, overcollateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net excess income to us. Failure to negotiate such terms on a favorable basis may materially and adversely affect the availability of net excess income to us.

        Generally, so long as excess cash flow is being directed to the senior securities of a securitization trust to achieve overcollateralization, we will not receive distributions from the related securitized pool. In addition, because the application of the excess cash flow to the senior securities of a securitization trust is dependent upon the performance of the related mortgage loans, there may be material variations in the amount, if any, of the excess cash flow distributed to us from period to period, and there may be extended periods when we do not receive excess cash flow. Any variations in the rate or timing of our receipt of distributions may adversely affect our financial condition.

        Even though we record net interest income as a result of excess amounts we receive in our securitizations, we may not have the right to use this cash flow. To the extent we are unable to use these amounts to fund our current business operations, we will be required to seek other sources for our financing needs.

        Our servicing rights may be terminated if we fail to satisfactorily perform our servicing obligations.

        We retain servicing rights upon the securitization of a pool of mortgage loans, and also provide mortgage loan servicing for third parties. Currently 52.9% of the mortgage loans principal balances we service are owned by third parties, including servicing rights pertaining to loans in other securitizations. Our servicing rights may be terminated upon the occurrence of certain events, generally if delinquencies or losses on the pool of loans in a particular securitization exceed prescribed levels for an extended period of time. For seven out of the 21 securitizations that we have servicing rights, delinquencies and losses currently exceed the prescribed levels. If the level of delinquencies or losses is not reduced, our servicing rights may be subject to termination.

We may be required to repurchase mortgage loans that we have securitized or sold, or to indemnify holders of our asset-backed securities.

        If any of the mortgage loans do not comply with the representations and warranties that we make in connection with a securitization or loan sale, we may be required to repurchase those loans and replace them with substitute loans. If this occurs, we may have to bear any associated losses directly. In addition, in the case of loans that we have sold instead of securitized, we may be required to indemnify persons for losses or expenses incurred as a result of a breach. Repurchased loans typically are financed at a steep discount to the repurchase price, if at all. Any significant repurchases or indemnifications could significantly harm our cash flow and results of operations.

Our credit and warehouse facilities are subject to margin calls based on the facility providers’ opinion of the value of our mortgage loans as collateral.

        Our credit and warehouse facilities generally provide that the facility creditor may reevaluate the current market value of our mortgage loans serving as collateral for new or outstanding borrowings at any time, and if the creditor determines that the market value of the collateral supporting outstanding borrowings has declined, the creditor may require that we immediately repay a portion of outstanding borrowings or provide additional loan collateral. Any such margin call could significantly harm our cash flow, results of operations, financial condition and business prospects.

We are subject to substantial risks associated with lending to lower credit grade borrowers.

        We specialize in originating, purchasing, securitizing, and servicing mortgage loans to credit-impaired borrowers and borrowers that have lower credit grades. Loans to lower credit grade borrowers generally have higher-than-average delinquency, default and loss rates than prime mortgage loans. Because we do not utilize gain-on-sale accounting for our securitizations, loan delinquencies and defaults can cause reductions in our interest income and adversely affect our operating results, both with respect to unsecuritized loans, as well as loans that we have securitized. If loan delinquencies and losses exceed expected levels, the fair market value of the mortgage loans held for investment and as collateral for warehouse borrowings, and the loan servicing-related assets on our consolidated balance sheet, may be adversely affected. If delinquencies and losses are greater than we expect, our ability to obtain financing and continue to securitize loans on attractive terms may be adversely affected. If we underestimate the extent of losses that our loans incur, or the reserves that we establish for such losses are insufficient, then our income and results of operations will be adversely impacted.

        We cannot be certain that our underwriting criteria or collection methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. If we are unable to mitigate these risks, our cash flows, results of operations and financial condition could be harmed.

We are subject to regulatory, legislative and litigation risks.

        The nationwide scope of our originations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

        Because we originate loans nationwide, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years, and, in addition, individual municipalities have begun to enact laws that restrict loan origination activities, and in some cases loan servicing activities, in those municipalities. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

        Our failure to comply with these laws can lead to:

  civil and criminal liability, including potential monetary penalties;
  loss of state licenses or other approved status required for continued lending and servicing operations;
  legal defenses causing delaying or otherwise adversely affecting the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;
  demands for indemnification or loan repurchases from purchasers of our loans;
  class action lawsuits; and
  administrative enforcement actions.

New legislation may restrict our ability to make loans, negatively impeding our revenues.

        In recent years, several federal, state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate so-called “predatory” lending practices. Many of these laws and rules extend beyond curbing predatory lending to restricting commonly accepted lending activities and would impose additional costly and burdensome compliance requirements on us. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate (“APR”) exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether a purchaser knew of or participated in the violation.

        Although it is against our policy to engage in predatory lending practices, we have generally avoided originating loans that exceed the APR or “points and fees” thresholds of these laws, rules and regulations, except in the relatively small number of states whose laws relating to “points and fees” thresholds allow, in our judgment, these loans to be made within our strict legal compliance standards. In addition, the companies that buy our loans and/or provide financing for our loan production operations may not want, and are not contractually required, to buy or finance such loans. The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for subprime loans. These laws, rules and regulations have increased our cost of doing business, as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements. If we decide to relax further our self-imposed restrictions on originating and purchasing loans subject to these laws, we will be subject to greater risks for actual or perceived non-compliance with such laws, rules and regulations, including demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, cash flow, financial condition, liquidity and results of operations.

        We and our subsidiaries are from time to time engaged in various lawsuits, other assertions of improper or fraudulent loan practices or lending violations, and other matters, and we may have a number of unresolved claims pending.

        While we intend to vigorously defend any such lawsuits, it is possible that an adverse outcome in any potential litigation matters could subject us to significant monetary damages and this amount could be material to our financial position.

Interest rate levels and fluctuations may adversely affect our earnings.

        Our profitability may be directly affected by the level of, and fluctuations in, interest rates, in various ways, including:

  causing the variable interest rates that we pay to finance our operations to rise above the fixed, or more restricted rates of interest we collect on our loans;
  reducing overall demand for mortgage loans, and accordingly reducing our production of new loans;
  reducing the value of loans and servicing assets on our consolidated balance sheet;
  causing the variable rate of interest on securities issued in securitizations to be higher than the rate of interest of certain hybrid loans in the securitization pools that pay a fixed rate of interest; and
  causing prepayment speeds to increase, adversely impacting our interest income

Our mortgage assets are susceptible to prepayment risk.

        Prepayment rates on mortgage loans vary from time to time and may cause changes in the amount of our net interest income. Prepayments tend to increase during periods of declining interest rates. We seek to minimize prepayment risk through a variety of means, including structuring a diversified portfolio with a variety of prepayment characteristics, and originating a significant portion of loans containing prepayment penalties with terms of two to three years. No strategy, however, can completely insulate us from prepayment risks, whether arising from the effects of interest rate changes or otherwise.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

        We use various hedging strategies to provide a level of protection against interest rate risks, but no hedging strategy can completely protect us. We cannot assure you that our hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which we will incur losses after accounting for our hedging activities. In addition, if the counterparties to our hedging transactions are unable to perform according to the terms of the contracts, we may incur losses.

If many of our borrowers become subject to the Soldiers’ and Sailors’ Civil Relief Act of 1940, our cash flows and interest income may be adversely affected.

        Under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a borrower who enters military service after the origination of his or her mortgage loan generally may not be charged interest above an annual rate of 6%, and is restricted from exercising certain enforcement remedies, during the period of the borrower’s active duty status. The Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. A significant mobilization by the U.S. Armed Forces could increase the number of our borrowers who are subject to this Act, thereby reducing our cash flow and the interest payments collected from those borrowers, even though we are still required to make loan payments to the securitization trust, and in the event of default, delaying or preventing us from exercising the remedies for default that otherwise would be available to us.

We may be subject to environmental risks

        In the ordinary course of our business, from time to time we foreclose on properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on these properties and we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred in connection with the contamination. To date, we have not been required to perform any material investigation or clean up activities, nor have we been subject to any environmental claims. We cannot assure you, however, that this will remain the case in the future.

We are dependent on brokers and correspondent lenders for 74% of our loan production.

        We depend, to a large extent, on brokers and correspondent lenders for our originations and purchases of mortgage loans. Moreover, our total loan purchases from correspondent lenders, historically, have been highly concentrated. Our top three correspondent lenders accounted for approximately 33% of our correspondent loan volume and 12% of our total volume for the quarter ended March 31, 2003. Our brokers and correspondent lenders are not contractually obligated to do business with us. Further, our competitors also have relationships with our brokers and correspondent lenders, and actively compete with us in our efforts to expand our broker and correspondent networks. Accordingly, we cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker and correspondent networks, which could negatively impact the volume and pricing of our loans, and have a material adverse effect on our results of operations.

We face intense competition that could adversely affect our market share and revenues.

        We face intense competition from finance and mortgage banking companies and, to a growing extent, from traditional bank and thrift lenders who have entered the non-conforming mortgage market. Government sponsored entities such as Fannie Mae and Freddie Mac, are also expanding their participation in the non-conforming mortgage market. We also expect increased competition over the Internet, where entry barriers are relatively low. As we seek to expand our business further, we will face a significant number of competitors, many of whom will be well established in the markets we seek to penetrate. The nature of the mortgage banking industry, and the way business is conducted, is changing. Some of our competitors are much larger than we are, have better name recognition than we do, and have far greater financial and other resources.

        The intense competition in the non-conforming mortgage market has also led to rapid technological developments, evolving industry standards, and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current retail structure and information systems to compete effectively. Our inability to continue developing a successful Internet operation, or to adapt to other technological changes in the industry, could have a material adverse effect on our business.

        The need to maintain mortgage loan volume in this competitive environment creates a risk of price competition in the mortgage industry. Competition in the industry can take many forms, including interest rates and costs of a loan, convenience in obtaining a loan, customer service, amount and term of a loan, and marketing and distribution channels. Price competition would lower the interest rates that we are able to charge borrowers, which would lower our interest income. Price-cutting or discounting reduces profits and will depress earnings if sustained for any length of time. Increased competition may also reduce the volume of our loan originations, purchases, and securitizations. Any increase in these pricing pressures could have a material adverse effect on our business.

Some provisions of our charter and bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

        Some of the provisions of our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then market price.

        These provisions include the existence of a classified board of directors and the ability of our board of directors to issue up to 1,000,000 shares of preferred stock, the terms of which may be determined by the board at the time of issuance without further action by stockholders. These terms of such preferred stock may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No shares of preferred stock are currently outstanding and we have no present plans for the issuance of any preferred stock. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our common stock, and therefore could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

        Our bylaws contain provisions regulating the introduction of business at annual stockholders’ meetings by anyone other than the board of directors.

Possible Volatility of Stock Price; Effect of Future Offerings on Market Price of Common Stock.

        The market price of our common stock may experience fluctuations that are unrelated to our operating performance. In particular, the price of the common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector such as, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts and a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through offerings of common stock, regardless of our financial performance.

Significant future sales of our common stock could have an adverse effect on the market for our common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol “SAXN”. The development and maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker. While we are a publicly traded company, the volume of trading activity in our stock is relatively limited. Even if a more active market develops, there can be no assurance that such a market will continue, or that our stockholders will be able to sell their shares at or above the offering price. 32,463,100 shares of our common stock are covered by a resale registration statement that became effective in January 2002 and some of these shares have not yet been sold. These remaining registered shares can be freely sold from time to time in the market. The market price of our common stock could drop significantly if stockholders sell or are perceived by the market as intending to sell large blocks of our shares.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27 of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, you can identify forward-looking statements from our use of words such as, “may,” “will,” “expect,” “intend,” “should,” “anticipate,” “estimate,” “is likely to,” “could,” “are confident that,” or “believe” or similar expressions. Forward-looking statements also include statements that:

  address our operating performance,
  concern events, or developments that we expect or anticipate will occur in the future, including statements relating to net interest income growth, earnings or earnings per share growth, and market share, and express optimism or pessimism about future operating results.

        Forward-looking statements are based upon management’s views and assumptions, as of the date of this prospectus, regarding future events and operating performance, and are applicable only as of the dates of such statements. By their nature, all forward-looking statements involve risk and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including but not limited to those discussed in “Risk Factors” beginning on page 3, as well as those discussed elsewhere in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the selling stockholders. We may receive proceeds upon the exercise of options and warrants; however, the exercise price for these warrants and options may be paid in cash or in shares of our common stock. Any net proceeds that we receive upon exercise of the options or warrants will be used for general corporate purposes, including working capital for our business. Pending any such uses, we intend to invest any net proceeds in short-term, interest-bearing, investment grade securities. We will not pay for expenses such as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling stockholders. See “Plan of Distribution”.

SELLING STOCKHOLDERS

        This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to 7,466,945 shares of common stock. The following table sets forth the number of shares of common stock owned by each of the selling stockholders as of April 4, 2003. To our knowledge, except as provided below, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares covered by this prospectus. Because the selling stockholders may offer all or some of the shares which they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering and the following table has been prepared on the assumption that all options and warrants will be exercised and all shares of common stock offered by this prospectus will be sold.

	Shares Owned
Beneficial Owner	Number Before Offering	Percent Before Offering	Number Offered (1)	Number After Offering	Percent After Offering

Friedman, Billings, Ramsey & Co., Inc.(2)	2,080,445	7%	2,080,445	0	0%
Michael L. Sawyer (3)	520,100	2%	520,100	0	0%
Dennis G. Stowe (4)	520,000	2%	520,000	0	0%
3M	320,000	1%	320,000	0	0%
Boston Partners Micro Value, Small Cap II	317,700	1%	317,700	0	0%
Investors of America	300,000	1%	300,000	0	0%
Edward G. Harshfield (5)	260,000	*	260,000	0	0%
Verizon Investment Management Corp/Bell
Atlantic	236,600	*	236,600	0	0%
Capital Crossover Partners	210,000	*	210,000	0	0%
RNR, LLC	200,000	*	200,000	0	0%
Bradley D. Adams (6)	132,500	*	132,500	0	0%
First Security Balanced	119,300	*	119,300	0	0%
Greenlight Capital Qualified, L.P.	103,000	*	103,000	0	0%
Greenlight Capital Offshore, LTD	102,800	*	102,800	0	0%
Pennant Offshore Fund, Ltd.	102,315	*	102,315	0	0%
Richard A. Kraemer (7)	85,000	*	85,000	0	0%
First Capital America, Inc.	83,000	*	83,000	0	0%
Robert B. Eastep (8)	82,500	*	82,500	0	0%
David L. Dill (9)	82,500	*	82,500	0	0%
David D. Wesselink (10)	80,000	*	80,000	0	0%
Harvest Partner II, LP	75,000	*	75,000	0	0%
Riggs Partners, LLC	75,000	*	75,000	0	0%
J. Rock Tonkel (11)	75,000	*	75,000	0	0%
Thomas J. Wageman (12)	75,000	*	75,000	0	0%
Bruce Morris (13)	67,500	*	67,500	0	0%
Frederick R. Elflein (13)	67,500	*	67,500	0	0%
Jeffrey A. Haar (13)	67,500	*	67,500	0	0%
Richard D. Shepherd (14)	67,500	*	67,500	0	0%
Kaiser	65,900	*	65,900	0	0%
Pillsbury/GMI	61,700	*	61,700	0	0%
Emerson Electric Company	54,000	*	54,000	0	0%
James V. Smith (15)	50,000	*	50,000	0	0%
MJJM, LLC	50,000	*	50,000	0	0%
Greenlight Capital, LP	44,200	*	44,200	0	0%
Brunswick Corp Master Trust	42,600	*	42,600	0	0%
University of Southern California	35,100	*	35,100	0	0%
Pennant Onshore Qualified, L.P.	28,920	*	28,920	0	0%
Wray & Todd Int	28,600	*	28,600	0	0%
Savannah ILA Pension	26,200	*	26,200	0	0%
Todd M. Morgan & Cheri Morgan Trustees
of The Morgan Family Trust Dtd.5-30-95	26,000	*	26,000	0	0%
Philip Timyan & Nancy Timyan	25,000	*	25,000	0	0%
Henry Fan (16)	22,500	*	22,500	0	0%
Ron Kazel (16)	22,500	*	22,500	0	0%
Clark D Gridley & Kathy M. Gridley	20,000	*	20,000	0	0%
Dennis J. Mykytyn, Roth IRA	20,000	*	20,000	0	0%
Drake Associates, L.P.	20,000	*	20,000	0	0%
Societe Generale	20,000	*	20,000	0	0%
Pennant Onshore Partners, L.P.	18,765	*	18,765	0	0%
University of Richmond	18,200	*	18,200	0	0%
James Dierberg IRA Rollover	17,000	*	17,000	0	0%
William & Cecelia F. Feiler Trustees of
The Feiler Trust Dtd. 2-2-01	15,000	*	15,000	0	0%
Mark Mason & Tracey Mason, JTWROS	15,000	*	15,000	0	0%
Loyola University Retirement Plan	13,100	*	13,100	0	0%
Steven Rothstein	13,000	*	13,000	0	0%
Michael C. Mark	12,000	*	12,000	0	0%
Bill Ham	11,700	*	11,700	0	0%
Darell Krasnoff Trustee of The Darell
Krasnoff Trust Dtd. 3-19-99	11,000	*	11,000	0	0%
Loyola University Endowment	10,700	*	10,700	0	0%
BH Associates PSTT	10,500	*	10,500	0	0%
Angh American Security Fund, L.P.	10,000	*	10,000	0	0%
Diversified Long Term Growth Fund, L.P.	10,000	*	10,000	0	0%
J. David Rosenberg	10,000	*	10,000	0	0%
Michael Bonnani (17)	10,000	*	10,000	0	0%
TLT, Ltd. (18)	10,000	*	10,000	0	0%
Michael Powers & Jodi Powers Trustess of
The Michael & Jodi Powers Revocable
Trust Dtd. 3-21-01	9,000	*	9,000	0	0%
Reed E. Halladay & Christine A.S
Halladay Trustees of The Halladay
Family Trust Dtd. 6-29-95	9,000	*	9,000	0	0%
Barnett Gershen	7,000	*	7,000	0	0%
Ramay Securities, Ltd.	7,000	*	7,000	0	0%
Thomas Sachs Morgan Trustee of The 1999
Thomas Sachs Morgan Revocable Trust
Dtd. 11-1-99	6,500	*	6,500	0	0%
Martin Hirschhorn & Vera Hirschhorn, JTWROS	6,400	*	6,400	0	0%
Jon Peter Trustee FBO The Peters 1990
Trust Dtd. 2-26-60	6,100	*	6,100	0	0%
David E. Sorensen Trustee of The David E
Sorensen 1995 Trust Dtd. 4-10-95	6,000	*	6,000	0	0%
William H. Hodges & Oma Hodges, JTWROS	6,000	*	6,000	0	0%
Chaya Unger	5,000	*	5,000	0	0%
Edward J. Nusrala	5,000	*	5,000	0	0%
Michael Powers IRA Rollover	5,000	*	5,000	0	0%
Vera Hirschhorn, IRA	4,250	*	4,250	0	0%
Shirley Rabke	4,100	*	4,100	0	0%
Greg Kung	4,000	*	4,000	0	0%
H.J. Foster, IRA	4,000	*	4,000	0	0%
Kylher Investments, 85-1	4,000	*	4,000	0	0%
Kylher Investments, L.P.	4,000	*	4,000	0	0%
W&R Barrow	3,900	*	3,900	0	0%
James C. Lee, IRA	3,750	*	3,750	0	0%
James Bauman	3,000	*	3,000	0	0%
Daniel S. Gridley Revocable Trust	2,500	*	2,500	0	0%
Nancy C. Gridley Revocable Trust	2,500	*	2,500	0	0%
King Small Cap	2,100	*	2,100	0	0%
Alexander Bistricer	2,000	*	2,000	0	0%
Kenneth Naehu	1,800	*	1,800	0	0%
Martin Hirschhorn, IRA R/O	1,350	*	1,350	0	0%
Blair Fingerhut	1,000	*	1,000	0	0%
William R. Nicoll & Pricilla Nicoll
Trust Dtd. 4-26-00	1,000	*	1,000	0	0%
William R. Nicoll, IRA	1,000	*	1,000	0	0%
Richard Feinberg	1,000	*	1,000	0	0%
Pat H. Swanson	750	*	750	0	0%

Total	7,466,945		7,466,945

*	Less than 1%
(1)	This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Includes shares subject to warrants to purchase 1,080,000 shares.
(3)	Our Chief Executive Officer and one of our Directors. Includes shares subject to an option to purchase 500,000 shares.
(4)	Our Chief Operating Officer, President, and one of our Directors. Includes shares subject to an option to purchase 500,000 shares.
(5)	Our Chairman of the Board. Includes shares subject to an option to purchase 250,000 shares.
(6)	Our Executive Vice President. Includes shares subject to an option to purchase 132,500 shares.
(7)	Our Vice Chairman of the Board. Includes shares subject to an option to purchase 75,000 shares.
(8)	Our Senior Vice President, Principal Financial Officer, Principal Accounting Officer, and Controller. Includes shares subject to an option to purchase 82,500 shares.
(9)	Our Vice President. Includes shares subject to an option to purchase 82,500 shares.
(10)	One of our Directors. Includes shares subject to an option to purchase 75,000 shares.
(11)	Includes shares subject to a warrant to purchase 65,000 shares. The warrant is currently exercisable.
(12)	One of our Directors. Includes shares subject to an option to purchase 75,000 shares.
(13)	Our Vice President. Includes shares subject to an option to purchase 67,500 shares.
(14)	Our Vice President, General Counsel and Secretary. Includes shares subject to an option to purchase 67,500 shares.
(15)	Our Vice President. Includes shares subject to an option to purchase 50,000 shares.
(16)	Includes shares subject to a warrant to purchase 22,500 shares. The warrant is currently exercisable.
(17)	Includes shares subject to a warrant to purchase 10,000 shares. The warrant is currently exercisable.
(18)	TLT, Ltd. is controlled by Thomas J. Wageman, one of our directors

PLAN OF DISTRIBUTION

        The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered by this prospectus. The selling stockholders may sell the shares of common stock on the Nasdaq National Market, or otherwise at prevailing prices and at terms prevailing or at prices related to the then-current market price or at privately negotiated prices. Shares of common stock covered by this prospectus may be sold from time to time by one or more of the following means of distribution:

  block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
  over-the-counter distributions in accordance with the rules of the Nasdaq National Market;
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
  privately negotiated transactions.

        The period of distribution of these shares of common stock may occur over an extended period of time. We will not receive any proceeds from the sales of shares by the selling stockholders or by the market making transactions by any affiliate that may occur on an ongoing basis. However, we may receive the exercise price if the selling stockholders exercise their options or warrants. We cannot be certain as to when, and if, all of these options and warrants will be exercised and as to the amount of the proceeds we will actually receive from exercises because of the cashless exercise provisions of the options and warrants.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchase of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of the common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. We know of no existing agreement, understanding or arrangement between any selling stockholder, broker, dealer, underwriter or agent relationship to the sale or distribution of the shares of common stock.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Also, if we are notified by a selling stockholder that a donee or pledge intends to sell more than 500 shares, a supplement to this prospectus will be filed naming any donee or pledge offering shares before such a sale is permissible under this prospectus.We have informed the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities and Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any securities of Saxon or attempt to induce any person to purchase any such securities except as permitted under the Exchange Act.

        Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

        We are required to pay all fees and expenses incident to the registration of the selling stockholders’ shares, but not the fees and disbursements of counsel to the selling stockholders and underwriting discounts or commissions, if any. Additionally, we have agreed to indemnify the selling stockholders from certain liabilities in connection with the offering, including liabilities under the federal securities laws.

        If required at the time a particular offer of shares is made a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, and discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus was passed on for us by McKee Nelson LLP, Washington, D.C.

EXPERTS

        Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.saxoncapitalinc.com and at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

        This prospectus is a part of a Registration Statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We “incorporate by reference” into the prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 28, 2003;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003;

(c)	our Current Report on Form 8-K filed with the SEC on January 30, 2003;

(d)	our Current Report on Form 8-K filed with the SEC on April, 25, 2003; and

(e)	the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on January 9, 2002.

        We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c). 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered by this prospectus are sold.

        You may request a copy of these filings, either orally or in writing, at no cost (other than exhibits unless such exhibits are specifically incorporated by reference therein) by contacting us at the following address and telephone number:

Saxon Capital, Inc.
4860 Cox Road, Suite 300
Glen Allen, Virginia 23060
(804) 967-7400

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses in connection with the offering by the selling stockholders described in this Registration Statement. All such amounts, except the SEC Registration Fee, are estimated. We are responsible for all such expenses.

SEC Registration Fee	$125,756
Printing Expenses	89,256
Legal Fees and Expenses	1,979,648
Accounting Fees and Expenses	287,045
NASDAQ Listing Fee	94,000
Miscellaneous	693,000

TOTAL	$3,268,705

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to indemnify certain of its officers, directors, employees and agents. Our amended and restated certificate of incorporation (our charter) provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved because such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings; subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

        In addition to the indemnification obligations set forth in our charter, we have entered into indemnification agreements with each of our directors containing substantially those same indemnification provisions as in our charter. We have obtained an insurance policy under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable.

        Our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Item 16. Exhibits

3.1	Amended and Restated Certificate of Incorporation of Saxon Capital, Inc.*

3.2	Amended and Restated Bylaws of Saxon Capital, Inc.**

4	Form of Common Stock Certificate.*

5.1	Opinion of McKee Nelson LLP regarding legality.*

9	Voting Agreement by and between Saxon Capital Acquisition Corporation and Friedman, Billings, Ramsey & Co., Inc. dated July 6, 2001.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of McKee Nelson LLP.***

24	Power of Attorney (included on signature page).

*	Incorporated by reference from our Registration Statement on Form S-1, Registration Statement 333-71052, declared effective by the Securities and Exchange Commission on January 15, 2002.

**	Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 28, 2003.

***	Previously filed.

Item 17. Undertakings.

(a) We hereby undertake:

(1)	To file, during any period in which any officers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification may be against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, state of Virginia, on June 2, 2003.

SAXON CAPITAL, INC. By: /s/ Michael L. Sawyer —————————————— Michael L. Sawyer Chief Executive Officer

        We, the undersigned directors of Saxon Capital, Inc., and each of us, do hereby constitute and appoint each and any of Michael L. Sawyer and Richard D. Shepherd, our true and lawful attorneys and agents, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and any other registration statements related to the offering that is the subject of this Registration Statement filed pursuant to Rule 462; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature ——————————	Capacity in Which to Sign —————————————	Date ————

Edward G. Harshfield* —————————— Edward G. Harshfield	Chairman of the Board of Directors	June 2, 2003

Richard A. Kraemer* —————————— Richard A. Kraemer	Vice Chairman of the Board of Directors	June 2, 2003

/s/ Michael L. Sawyer —————————— Michael L. Sawyer	Chief Executive Officer and Director (principal executive officer)	June 2, 2003

/s/ Dennis G. Stowe —————————— Dennis G. Stowe	President and Director	June 2, 2003

David D. Wesselink* —————————— David D. Wesselink	Director	June 2, 2003

Thomas J. Wageman* —————————— Thomas J. Wageman	Director	June 2, 2003

/s/ Robert B. Eastep —————————— Robert B. Eastep	Principal Financial Officer and Controller (principal financial officer)	June 2, 2003

*	Signed pursuant to Power of Attorney

/s/ Richard D. Shepherd —————————— Richard D. Shepherd	Attorney-in-fact	June 2, 2003

EXHIBIT LIST

3.1	Amended and Restated Certificate of Incorporation of Saxon Capital, Inc.*

3.2	Amended and Restated Bylaws of Saxon Capital, Inc.**

4	Form of Common Stock Certificate.*

5.1	Opinion of McKee Nelson LLP regarding legality.*

9	Voting Agreement by and between Saxon Capital Acquisition Corporation and Friedman, Billings, Ramsey & Co., Inc. dated July 6, 2001.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of McKee Nelson LLP.***

24	Power of Attorney (included on signature page)

*	Incorporated by reference from our Registration Statement on Form S-1, Registration Statement 333-71052, declared effective by the Securities and Exchange Commission on January 15, 2002.

**	Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 28, 2003.

***	Previously filed.